Exhibit j

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Artio Select Opportunities Fund Inc.

and

The Board of Trustees

Artio Global Investment Funds:

We consent to the use of our report, dated December 24, 2012, incorporated by reference herein, with respect to the financial statements of Artio Select Opportunities Fund Inc. and Artio International Equity Fund, Artio International Equity Fund II, Artio Total Return Bond Fund, Artio Global High Income Fund, and Artio Emerging Markets Local Currency Debt Fund (five of the series constituting the Artio Global Investment Funds), and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Boston, Massachusetts
February 25, 2013